Exhibit 5.1

[LETTERHEAD OF MORRISON/FOERSTER]

December 19, 2007

Catcher Holdings, Inc.

44084 Riverside Parkway

Leesburg, VA 20176

Ladies and Gentlemen:

At your request we have examined the Registration Statement on Form SB-2 (File No. 333-146215) of Catcher Holdings, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission, as amended by Amendment No. 1 thereto filed on November 9, 2007 and Amendment No. 2 thereto to be filed on or about the date hereof (collectively, the “Registration Statement”), related to the registration under the Securities Act of 1933, as amended, of (i) 1,598,807 currently outstanding shares (the “Outstanding Shares”) of the Company’s common stock, $0.001 par value per share, and (ii) 5,319,307 shares (the “Note Shares”) of the Company’s common stock, $0.001 par value per share, issuable upon the conversion of certain secured convertible promissory notes (the “Notes”). The Shares may be sold to the public by the selling stockholders identified in the prospectus constituting a part of the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the Note Shares.

We are of the opinion that (i) the Outstanding Shares have been duly authorized and legally issued and are fully paid and nonassessable, and (ii) the Note Shares have been duly authorized and, upon conversion of the Notes pursuant to their terms, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP